EXHIBIT 23.5

CONSENT OF SCHLUMBERGER TECHNOLOGY CORPORATION

As independent petroleum engineers, Data & Consulting Services Division of Schlumberger Data and Technology Corporation hereby consents to the use of the name Data & Consulting Services Division of Schlumberger Technology Corporation and to the incorporation by reference of our report dated March 1, 2006 entitled “Reserve and Economic Evaluation of Proved Reserves of Certain Linn Energy, LLC Oil and Gas Interests As of December 31, 2005” in the Registration Statement on Form S-8 and related prospectus of Linn Energy, LLC for the registration of units representing limited liability company interests.

DATA & CONSULTING SERVICES DIVISION OF SCHLUMBERGER TECHNOLOGY CORPORATION

Name:	Charles M. Boyer II, P.G.
Title: Operations Manager
Pittsburgh Consulting Services

Pittsburgh, Pennsylvania
June 10, 2008